UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 4, 2007
MEDCO HEALTH SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-31312	22-3461740
(Commission File Number)	(IRS Employer Identification Number)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of Principal Executive Office)	(Zip Code)
Registrant’s telephone number, including area code: 201-269-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) (c)   As previously reported in the Current Report on Form 8-K filed by Medco Health Solutions, Inc. (the “Company”) on October 9, 2007, JoAnn A. Reed has retired from the positions of Senior Vice President, Finance and Chief Financial Officer effective as of March 15, 2008 and Ms. Reed ceased to be an executive officer on that date. Ms. Reed will continue her employment with the Company in a part-time capacity as Special Advisor to the Chief Executive Officer and Chief Financial Officer, which is expected to continue through at least the end of 2008. Through December 31, 2008, Ms. Reed will be paid a pro-rated portion of her 2008 salary and will continue to participate in the Company’s benefit plans and programs generally available to employees according to their terms. However, Ms. Reed will not participate in the Company’s severance plans. As a result of her continued employment, Ms. Reed’s stock options and restricted stock units will continue in accordance with their terms through the termination of her employment with the Company.
The Board of Directors of the Company approved the election of Richard J. Rubino to the office of Senior Vice President, Finance and Chief Financial Officer effective March 15, 2008, making him the Company’s principal financial officer as of that date.
Mr. Rubino has served as Senior Vice President, Controller and Chief Accounting Officer since April 2005 and in that role was directly responsible for accounting and financial reporting, financial systems, and client and pharmaceutical manufacturer accounts receivable. From June 1998 to April 2005, Mr. Rubino served as Vice President and Controller with responsibility for accounting and financial reporting. His previous roles with the Company include Vice President, Planning with responsibility for financial, business and strategic planning, and Director of Planning. Prior to joining the Company, Mr. Rubino held various positions at International Business Machines Corporation and Price Waterhouse & Co. Mr. Rubino is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
Mr. Rubino will continue to participate in the Company’s benefit plans and programs. As a result of his promotion, Mr. Rubino’s bonus target for the 2008 performance year is 80 percent of base salary, the target approved for the chief financial officer and disclosed in the Current Report on Form 8-K filed on February 1, 2008. Mr. Rubino received a merit increase of 6 percent and a 39 percent promotion increase that are effective April 1, 2008. Mr. Rubino received an annual equity award grant on February 22, 2008.
Also effective March 15, 2008, the Board of Directors of the Company approved the election of Gabriel R. Cappucci to the office of Senior Vice President, Controller and Chief Accounting Officer.
Mr. Cappucci has served as Vice President, Financial Reporting since June 2004. Mr. Cappucci served as Senior Director, Finance from August 2002 through June 2004, during which time the Company became a public company and he assumed responsibility for the external reporting function. Mr. Cappucci joined the Company in July 1993 and has served in a number of capacities in the Company’s finance department since that time, including from August 2001 to August 2002 as Director, Finance at Merck & Co., Inc. Prior to joining the Company, Mr. Cappucci was a Senior Manager with KPMG LLP where he had been employed since August 1985. Mr. Cappucci is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Effective March 15, 2008, Mr. Cappucci is eligible to participate in the Company’s Executive Severance Plan and Change in Control Severance Plan. The plans were previously filed in a Current Report on Form 8-K on February 7, 2006. The Executive Severance Plan generally provides for a participant to receive the following severance benefits upon qualifying terminations of employment:
-	The participant is entitled to receive cash severance pay equal to his or her annual base salary.

-	The participant is entitled to receive a pro rata annual cash bonus based on the prior year’s bonus.

-	The participant is entitled to receive continued medical, dental and life insurance benefits at active-employee rates for up to 12 months. These benefits terminate if similar benefits are available from a subsequent employer.
The Change in Control Executive Severance Plan generally provides for a participant to receive the following severance benefits upon qualifying terminations of employment:
-	The participant is entitled to receive cash severance pay equal to two times the sum of his or her annual base salary plus actual annual cash bonus for the last completed performance year.

-	The participant is entitled to receive a pro rata annual cash bonus based on the prior year’s bonus.

-	The participant is entitled to receive continued medical, dental and life insurance benefits at active-employee rates for up to 12 months. These benefits terminate if similar benefits are available from a subsequent employer.
In addition, Mr. Cappucci will continue to participate in the Company’s other benefit plans and programs in accordance with their terms. As a result of his promotion, Mr. Cappucci’s bonus target for the 2008 performance year is 45 percent of base salary, the target approved for the chief accounting officer and disclosed in the Current Report on Form 8-K filed on February 1, 2008. Mr. Cappucci received a 7.7 percent merit increase and a 30 percent promotion increase that are effective April 1, 2008. Mr. Cappucci received an annual equity award grant on February 22, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.
Date: March 19, 2008	By:	/s/ Thomas M. Moriarty
		Name:	Thomas M. Moriarty
		Title:	General Counsel, Secretary and Senior Vice President, Pharmaceutical Contracting